Exhibit 99.1


     Louisville, Kentucky, July 16, 1998 Thomas Industries Inc. (NYSE-TII) today reported that sales in the second quarter of 1998 were the highest for any quarter in the Company's history, while earnings were the highest for any second quarter in its history.

     Sales for the three months ended June 30, 1998, increased over the second quarter of 1997, to $143,057,000, from $139,989,000 last year. Net income increased to $6,875,000, or $.42 per share, compared to $6,430,000, or $.39 per share in the same period last year.


     For  the first half  of 1998, net  sales were a  record $284,981,000 versus
$266,345,000 a  year ago.   Net income  was a  record $12,125,000,  or $.74  per
share, compared to $10,432,000, or $.64 per share in 1997.

     In commenting on the results, Timothy C. Brown, Chairman, President and Chief Executive Officer, said, "Both our Lighting Group and our Compressor & Vacuum Pump Group posted record sales for any previous second quarter. We saw particularly strong performances from our Outdoor Divisions on the Lighting side, and our European Operations on the Compressor and Vacuum Pump side."


     Brown remains optimistic about the outlook for the remainder of the year. "We expect to see continued earnings improvements over the third and fourth quarters of 1997, resulting in a record year in earnings," he said. Brown added that the Company's proposed lighting joint venture with The Genlyte Group [NASDAQ: GLYT] is still anticipated to close sometime during the third quarter of this year.

     In addition, on July 15, 1998, the Board of Directors declared a quarterly cash dividend of 7-1/2 cents per share, payable October 1, 1998, to shareholders of record September 4, 1998. This will be the 173rd consecutive quarterly cash dividend paid by the Company.


     Thomas Industries Inc., headquartered in Louisville, Kentucky, is a recognized leader in the design and manufacture of commercial, industrial and consumer lighting products, as well as compressors and vacuum pumps primarily for global OEM applications. The Company has operations in the U.S., Canada, Mexico, South America, Europe and Asia, and employs approximately 3,350 people.

                                     #  #  #


The statements in this press release with respect to expectations concerning future results are forward-looking statements and actual results may differ materially from those currently expected. Factors that could cause actual results to differ materially are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, under "Management's Discussion and Analysis of Financial Condition and Results of Operations Forward-Looking Statements."

                             THOMAS INDUSTRIES INC.
                          COMPARATIVE SALES AND INCOME
                      (In Thousands Except Per Share Data)

For the second quarter ended June 30

                                            1998        1997    Change
              Net sales                   $143,057    $139,989   + 2.2%
              Income before taxes         $ 10,912    $ 10,206   + 6.9%
              Net income                  $  6,875    $  6,430   + 6.9%
              Net income per share
                --  Basic                 $    .43     $   .41   + 4.9%
                --  Diluted               $    .42     $   .39   + 7.7%
              Dividends declared per      $   .075     $  .067  + 11.9%
              share
              Weighted average number
              of common shares
              outstanding
                --  Basic                   15,874       15,835
                --  Diluted                 16,524       16,321

For the six months ended June 30
                                            1998         1997    Change
              Net sales                   $284,981     $266,345  +  7.0%
              Income before taxes         $ 19,246     $ 16,559  + 16.2%
              Net income                  $ 12,125     $ 10,432  + 16.2%
              Net income per share
                --  Basic                 $    .76     $    .66  + 15.2%
                --  Diluted               $    .74     $    .64  + 15.6%
              Dividends declared per      $    .15     $   .133  + 12.8%
              share
              Weighted average number
              of common shares
              outstanding
                --  Basic                   15,869       15,827
                --  Diluted                 16,474       16,302

Share data have been restated to reflect a three-for-two stock split paid December 1, 1997.

THE FOREGOING FIGURES HAVE BEEN APPROVED BY THE MANAGEMENT OF THOMAS INDUSTRIES INC. FOR OFFICIAL RELEASE ON THE DATE INDICATED.